Exhibit 99.1

CohBar Reports Fourth Quarter and Full-Year 2021

Financial Results and Provides Corporate Update

Conference call and webcast at 5:00 p.m. ET today, March 29, 2022

MENLO PARK, Calif., March 29, 2022 – CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company leveraging the power of the mitochondria and the peptides encoded in its genome to develop potential breakthrough therapeutics targeting chronic and age-related diseases, today reported its financial results for the fourth quarter and full year ended December 31, 2021 and provided a corporate update.

“2021 was a year of significant growth for CohBar, highlighted by positive topline data from our first human study and the demonstration of clinical proof-of-concept for our platform, the nomination of our second clinical candidate, and the addition of high-quality talent to our leadership and Board,” stated Dr. Joseph Sarret, Chief Executive Officer. “As we begin 2022, we are well-positioned to advance our mission and execute on our goals. Today, we announced that we have aligned our resources to focus on three main areas – the development of our IPF program, CB5138-3, the discovery of additional novel peptide families through our novel Mito+ platform, and securing a partner for further development of CB4211. I’m optimistic about this focused strategy and excited for what our team can achieve in 2022 and beyond.”

Recent Corporate Updates

●	Focused Pipeline to Advance Key Programs: CohBar has aligned its resources to focus on three main areas: (1) the development of its novel peptide analog, CB5138-3, for the treatment of idiopathic pulmonary fibrosis (IPF). In addition to the ongoing IND-enabling studies, the company is focused on optimizing drug delivery to increase the likelihood of success in the clinic for this hard-to-treat patient population. The IND for this program is now expected to be submitted in the second half of 2023; (2) the discovery and development of additional novel peptide families using the company’s novel Mito+ platform; and (3) the pursuit of a partnership for further development of CB4211.

●	Appointed Nick Vlahakis, MBBS, as Acting Chief Medical Officer: Today, CohBar announced the appointment of Nick Vlahakis, MBBS, as acting Chief Medical Officer. Dr. Vlahakis is an experienced pulmonary and critical care clinician with clinical development expertise encompassing both early and late stage trials across a wide range of therapeutic areas, including IPF. Before joining CohBar, he was VP and Head of Clinical Development at Global Blood Therapeutics Inc. (GBT) where he advanced voxelotor (Oxbryta) to approval in sickle cell disease. Prior to GBT, he served as the VP and Head of the Respiratory Disease Area at Unity Biotechnology, developing clinical strategy for pre-clinical assets across a broad range of respiratory diseases. Dr. Vlahakis began his industry career at Genentech, serving as clinical lead for products in early and late clinical development. Prior to Genentech, Dr. Vlahakis was on faculty at Mayo Clinic and had an NIH-funded lab studying the biology of fibrosis, acute lung injury and angiogenesis. Dr. Vlahakis received his MBBS medical degree at the University of Adelaide in Australia and completed his Internal Medicine residency and Pulmonary Fellowship at Mayo Clinic. He is also a published scientist with more than 60 peer-reviewed articles.

Fourth Quarter 2021 Highlights

●	Announced Changes to its Board of Directors and R&D Leadership. In December 2021, the company announced that its founders Drs. Nir Barzilai, Pinchas Cohen, and John Amatruda transitioned from the Board of Directors to a reconstituted Scientific Advisory Board. In addition, Ken Cundy, Ph.D., resigned as Chief Scientific Officer, effective March 31, 2022, and the company appointed Kent Grindstaff, Ph.D. as Senior Vice President of Research, effective January 4, 2022.

●	Completed Equity Financing: In November 2021, the company completed an underwritten public offering of common stock and warrants, with aggregate gross proceeds of approximately $15 million. The company intends to use the proceeds from this offering to fund research and development and other general corporate purposes.

●	Presented Late-Breaking Poster on CB4211 at The Liver Meeting® 2021: In November 2021, the company presented data from its Phase 1a/1b clinical study of CB4211 during The American Association for the Study of Liver Diseases (AASLD) Annual Meeting (The Liver Meeting® 2021).

Fourth Quarter 2021 Financial Highlights

●	Cash and Investments: The company had cash and investments of $26.2 million as of December 31, 2021, compared to $21.0 million as of December 31, 2020. The cash burn for the quarter ended December 31, 2021 was approximately $3.0 million.

●	R&D Expenses: Research and development expenses were $0.8 million for the three months ended December 31, 2021, compared to $2.7 million in the prior year quarter. The decrease in research and development expenses was primarily due to lower clinical trial and preclinical costs due to the timing of those costs.

●	G&A Expenses: General and administrative expenses were $2.0 million for the three months ended December 31, 2021, compared to $1.7 million in the prior year quarter. The increase in general and administrative expenses was primarily due to higher stock-based compensation costs.

●	Net Loss: For the three months ended December 31, 2021, net loss, which included $0.6 million of non-cash expenses, was $2.8 million, or $0.04 per basic and diluted share. For the three months ended December 31, 2020, net loss, which included $0.6 million of non-cash expenses, was $4.7 million, or $0.08 per basic and diluted share.

Fourth Quarter and Full-Year 2021 Investor Call:

The call is open to the public and can be accessed via live teleconference or webcast.

Date: March 29, 2022

Time: 5:00 p.m. ET (2:00 p.m. PT)

Conference Audio

-	Dial-in U.S. and Canada: (877) 451-6152
-	Dial-in International: (201) 389-0879
-	Conference ID No.: 13726040

Webcast

-	A simultaneous webcast of the call will be accessible via the Investors section of the CohBar website at www.cohbar.com.

For individuals participating in the Investor Call or webcast, please call or login to the conference audio approximately 10 minutes prior to its start.

An audio replay of the call will be available. beginning at 8:00 p.m. Eastern Time on March 29, 2022, through 11:59 p.m. Eastern Time on April 19, 2022. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID# 13726040. The audio recording will also be available at www.cohbar.com during the same period.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical-stage biotechnology company leveraging the power of the mitochondria and the peptides encoded in its genome to develop potential breakthrough therapeutics targeting chronic and age-related diseases with limited to no treatment options. CohBar has assembled the leading position in exploring the mitochondrial genome and its utility for the development of novel therapeutics, including world-renowned expertise in mitochondrial biology, a broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. CohBar is utilizing its Mito+ platform to identify and develop modified versions of natural peptides called analogs to treat a variety of serious conditions, with a focus on diseases involving inflammation and fibrosis.

For additional company information, please visit www.cohbar.com and engage with us on LinkedIn.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements include but are not limited to statements regarding timing and anticipated outcomes of research and clinical trials for our product candidates; expectations regarding the growth of therapies developed from modified mitochondrial peptides as a significant future class of drug products;  and statements regarding anticipated therapeutic properties and potential of our mitochondrial peptide analogs and other potential therapies. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include: our ability to successfully advance drug discovery and development programs, including the delay or termination of ongoing clinical trials and the timing of announcements and updates relating to our clinical trials and related data; our possible inability to mitigate the prevalence and/or persistence of the injection site reactions, or the possibility of other developments affecting the viability of CB4211 or CB5138-3 as a clinical candidate or its commercial potential; results that are different from earlier data results including less favorable results that may not support further clinical development; our ability to raise additional capital when necessary to continue our operations; our ability to recruit and retain key management and scientific personnel; the risk that our intellectual property may not be adequately protected; our ability to establish and maintain partnerships with corporate and industry partners; and risks related to the impact on our business of the COVID-19 pandemic or similar public health crises. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Contacts:

Jordyn Tarazi
Director of Investor Relations
CohBar, Inc.
(650) 445-4441
Jordyn.tarazi@cohbar.com

CohBar, Inc.

Balance Sheets

	As of
	December 31, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$4,992,145	$2,894,575
Investments	21,253,866	18,120,266
Vendor receivable	173,499	-
Prepaid expenses and other current assets	527,380	413,692
Total current assets	26,946,890	21,428,533
Property and equipment, net	260,612	394,004
Intangible assets, net	19,309	18,075
Other assets	69,620	67,403
Total assets	$27,296,431	$21,908,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$371,993	$727,599
Accrued liabilities	196,020	1,141,741
Accrued payroll and other compensation	754,314	853,335
Note payable, net of debt discount and offering costs of $8,723 and $15,656 as of December 31, 2021 and 2020, respectively	366,277	349,344
Total current liabilities	1,688,604	3,072,019
Notes payable, net of debt discount and offering costs of $0 and $26,159 as of December 31, 2021 and 2020, respectively	-	348,841
Total liabilities	1,688,604	3,420,860

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	-	-
Common stock, $0.001 par value, Authorized 180,000,000 shares; Issued and outstanding 86,339,567 shares as of December 31, 2021 and 61,117,524 as of December 31, 2020	86,340	61,118
Additional paid-in capital	110,255,549	87,684,323
Accumulated deficit	(84,734,062)	(69,258,286)
Total stockholders’ equity	25,607,827	18,487,155
Total liabilities and stockholders’ equity	$27,296,431	$21,908,015

CohBar, Inc.

Statements of Operations

	For The Three Months Ended December 31,		For The Years Ended December 31,
	2021	2020	2021	2020

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	798,580	2,697,165	7,705,090	6,937,610
General and administrative	1,983,022	1,667,587	7,703,065	6,261,905
Total operating expenses	2,781,602	4,364,752	15,408,155	13,199,515
Operating loss	(2,781,602)	(4,364,752)	(15,408,155)	(13,199,515)

Other income (expense):
Interest income	1,212	3,085	5,578	41,149
Interest expense	(7,561)	(77,046)	(40,108)	(311,410)
Equity modification expense	-	-	-	(2,290,688)
Amortization of debt discount and offering costs	(4,358)	(269,237)	(33,091)	(504,497)
Total other expense	(10,707)	(343,198)	(67,621)	(3,065,446)
Net loss	$(2,792,309)	$(4,707,950)	$(15,475,776)	$(16,264,961)
Basic and diluted net loss per share	$(0.04)	$(0.08)	$(0.23)	$(0.33)
Weighted average common shares outstanding - basic and diluted	79,062,525	58,477,667	66,629,458	48,814,353